UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 21, 2005

PARAGON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27437	94-3227733
(Commission File Number)	(IRS Employer Identification No.)

2207 Sawgrass Village Drive, Ponte Vedra Beach, Florida 32082

(Address of principal executive offices and zip code)

(904) 285-0000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 21, 2005, we announced that our Board of Directors elected Stephen E. Croskrey to serve as a member of our Board of Directors through the initial term expiring at the annual meeting of shareholders to be held in 2005. Mr. Croskrey was most recently the President & CEO of the Products Division of Armor Holdings, Inc. (NYSE:AH) where during his 6-year tenure he increased annual revenue from $45 Million to $300 Million through a combination of organic growth and the successful completion of 13 acquisition transactions. Prior to Armor Holdings, he held senior executive positions with Allied Signal and Mobil Oil. Mr. Croskrey is a graduate of the Kellogg School of Management at Northwestern University where he completed the MBA program in 1998, and the United States Military Academy at West Point where in 1982 he earned a BS degree in Engineering and was commissioned as an officer in the United States Army. Mr. Croskrey spent 6 years on active duty during which time he attained the rank of Captain and served as a Company Commander in Korea and Fort Lewis, Washington. Mr. Croskrey is also the majority owner of the Jacksonville Barracudas, a professional hockey franchise.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2005	PARAGON FINANCIAL CORPORATION

	By:	/s/ Paul K. Danner
	Name:	Paul K. Danner
	Title:	Chairman & Chief Executive Officer